EXHIBIT 99.1

Accenture Names Robert E. Sell Group Chief Executive—Communications,

Media & Technology

NEW YORK; April 13, 2012 – Accenture (NYSE: ACN) announced today that Robert E. Sell has been named group chief executive of the company’s Communications, Media & Technology operating group, effective immediately. He succeeds Martin I. Cole, who was named group chief executive of the company’s Technology growth platform in March.

Mr. Sell, 50, has served as managing director of Communications, Media & Technology in North America since August 2007. He has significant experience across many industries and has held a variety of leadership roles during his 28-year career with Accenture. Mr. Sell has also managed the business relationships with some of Accenture’s largest global clients. Given the clients he has served and the scope of his work, Mr. Sell has a unique perspective on the current state of technology and innovation.

“Bob is an outstanding leader with a proven track record of successfully running key parts of our business,” said Pierre Nanterme, Accenture’s Chief Executive Officer. “His ability to build major client relationships and his commitment to our people make him the perfect choice to be group chief executive of our Communications, Media & Technology operating group.”

About Accenture

Accenture is a global management consulting, technology services and outsourcing company, with more than 246,000 people serving clients in more than 120 countries. Combining unparalleled experience, comprehensive capabilities across all industries and business functions, and extensive research on the world’s most successful companies, Accenture collaborates with clients to help them become high-performance businesses and governments. The company generated net revenues of US$25.5 billion for the fiscal year ended Aug. 31, 2011. Its home page is www.accenture.com.

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Contact:

Alex Pachetti

Accenture

+1 917 452-5519

Alex.pachetti@accenture.com